Exhibit 99.3

Unaudited Condensed Pro Forma Combined Financial Information

On July 29, 2019, Everbridge, Inc. (the “Company”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with NC4 Inc. and NC4 Public Sector LLC, and Celerium Group Inc. (the “Seller”), pursuant to which the Company purchased all of the outstanding membership interests of NC4 Inc. and NC4 Public Sector (collectively “NC4”) for total consideration of approximately $84.6 million. The Company paid approximately $51.7 million in cash at closing from the Company’s cash and cash equivalents, which is subject to certain post-closing net working capital adjustments provided for in the Purchase Agreement. The remaining purchase price was paid with 320,998 newly issued shares of the Company’s common stock. On August 1, 2019, the Acquisition was consummated pursuant to the Purchase Agreement, except the transfer of the NC4 Public Sector business which was consummated on September 30, 2019. The other terms of the acquisition are set forth in the Purchase Agreement, which was filed by the Company as an exhibit to a Current Report on Form 8-K dated August 2, 2019.

The following unaudited condensed pro forma combined financial information is based on the historical financial statements of Everbridge and NC4 and presents the effect of the acquisition as if it had occurred on January 1, 2018 in respect to the unaudited pro forma combined statements of operations for the six months ended June 30, 2019 and the twelve months ended December 31, 2018. The unaudited pro forma condensed combined balance sheet as of June 30, 2019 gives effect to these transactions as if they had occurred on June 30, 2019. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances. The pro forma adjustments were applied to the respective historical financial statements to reflect and account for the acquisition using the purchase method of accounting.

The unaudited condensed pro forma combined financial information is provided for informational purposes. It may not necessarily represent what Everbridge consolidated results would have been had the transaction actually occurred as of the date indicated, nor is it necessarily representative of Everbridge’s future consolidated results of operations or financial position.

The unaudited condensed pro forma combined financial information was prepared using the assumptions described in the related notes. The historical financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. The unaudited condensed pro forma combined financial information does not include the realization of cost savings from operational efficiencies, revenue synergies or changes in operating strategies that may result from the acquisition. Therefore, the information presented in the accompanying unaudited condensed pro forma combined financial statements may differ materially from future results realized.

The unaudited condensed pro forma combined financial statements allocate the purchase price to the underlying tangible and intangible assets acquired by Everbridge and liabilities assumed by Everbridge based on their respective fair market values with any excess purchase price allocated to goodwill. This allocation is dependent upon certain valuations and other studies that are preliminary, based on work performed to date. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited condensed pro forma combined financial information. Everbridge anticipates that all the information needed to identify and measure values assigned to the assets acquired and liabilities assumed will be obtained and finalized during the one-year measurement period following the acquisition date. Differences between these preliminary estimates and the final acquisition accounting may occur, and these differences could have a material impact on the unaudited condensed pro forma combined financial statements presented below.

The unaudited condensed pro forma combined financial information should be read in conjunction with (i) our Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the SEC on March 1, 2019; (ii) our Quarterly Report on Form 10-Q for the six months ended June 30, 2019 as filed with the SEC on August 9, 2019; (iii) the historical audited financial statements of NC4 as of and for the year ended December 31, 2018 filed as Exhibit 99.1 herein; and (iv) the historical unaudited interim financial statements of NC4 as of and for the six months ended June 30, 2019 and 2018 filed as Exhibit 99.2 herein.

Unaudited Condensed Pro Forma Combined Balance Sheet

As of June 30, 2019

(In thousands, except share data)

	Historical
	Everbridge	NC4	Conforming Adjustments (A)	Pro Forma Adjustments	Notes	Combined
Assets
Current assets:
Cash and cash equivalents	$235,130	$437	$—	$(52,051)	(B) (C)	$183,516
Restricted cash	94	—	—	—		94
Short-term investments	3,496	—	—	—		3,496
Accounts receivable, net	42,400	3,049	—	(370)	(C)	45,079
Prepaid expenses	8,358	623	—	(339)	(C)	8,642
Deferred costs	6,867	275	—	(275)	(C)	6,867
Other current assets	2,739	—	—	137	(C)	2,876

Total current assets	299,084	4,384	—	(52,898)		250,570
Property and equipment, net	6,034	289	(10)	(214)	(C)	6,099
Capitalized software development costs, net	13,850	—	10	—		13,860
Goodwill	51,466	776	—	37,841	(D)	90,083
Intangible assets, net	25,242	88	—	50,992	(E)	76,322
Deferred costs	10,692	432	—	(432)	(C)	10,692
Restricted cash	3,031	—	—	—		3,031
Other assets	15,180	30	—	232	(C) (F) (G)	15,442

Total assets	$424,579	$5,999	$—	$35,521		$466,099

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$5,126	$373	$—	$(227)	(C)	$5,272
Accrued payroll and employee related liabilities	14,244	—	1,290	532	(C)	16,066
Accrued expenses	4,892	2,925	(1,290)	(2,712)	(C)	3,815
Deferred revenue	95,046	9,415	—	(2,292)	(C) (H)	102,169
Note payable	—	—	—	—		—
Other current liabilities	5,443	—	—	257	(F) (I)	5,700

Total current liabilities	124,751	12,713	—	(4,442)		133,022
Long-term liabilities:
Deferred revenue, noncurrent	2,993	—	—	339	(H)	3,332
Convertible senior notes	96,521	—	—	—		96,521
Deferred tax liabilities	1,105	—	—	—		1,105
Other long term liabilities	13,669	27	—	(27)	(C)	13,669

Total liabilities	239,039	12,740	—	(4,130)		247,649

Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, par value $0.001, 10,000,000 shares authorized, no shares issued or outstanding for Everbridge	—	—	—	—		—
Common stock, $0.001 par value, 100,000,000 shares authorized, 33,150,319 shares issued and outstanding for Everbridge and $0.001 par value, 3,000 shares authorized, 1,515 shares issued and outstanding for NC4	33	—	—	—		33
Additional paid-in capital	364,149	63,938	—	(31,033)	(B) (J)	397,054
Stockholders’ net investments	—	(20,221)	—	20,221	(J)	—
Accumulated deficit	(173,867)	(50,458)	—	50,463	(J)	(173,862)
Accumulated other comprehensive loss	(4,775)	—	—	—		(4,775)

Total stockholders’ equity (deficit)	185,540	(6,741)	—	39,651		218,450

Total liabilities and stockholders’ equity (deficit)	$424,579	$5,999	$—	$35,521		$466,099

See accompanying notes to unaudited condensed pro forma combined financial information.

Unaudited Condensed Pro Forma Combined Statement of Operations

For the year ended December 31, 2018

(In thousands, except share and per share data)

	Historical
	Everbridge	NC4	Conforming Adjustments (K)	Pro Forma Adjustments	Notes	Combined
Revenue	$147,094	$17,960	$—	$(1,886)	(L) (O)	$163,168
Cost of revenue	46,810	6,294	—	2,537	(M)	55,641

Gross profit	100,284	11,666	—	(4,423)		107,527

Operating expenses:
Sales and marketing	69,608	—	4,375	(441)	(O)	73,542
Research and development	41,305	—	2,934	—		44,239
General and administrative	31,462	9,145	(7,309)	12,699	(M)	45,997

Total operating expenses	142,375	9,145	—	12,258		163,778

Operating income (loss)	(42,091)	2,521	—	(16,681)		(56,251)

Other income (expense), net:
Interest income	1,842	—	—	—		1,842
Interest expense	(6,346)	(1)	—	—		(6,347)
Other expenses, net	(124)	(2)	—	—		(126)

Total other expense, net	(4,628)	(3)	—	—		(4,631)

Income (loss) before income taxes	(46,719)	2,518	—	(16,681)		(60,882)
Provision for income taxes	(796)	(1)	—	100	(P)	(697)

Net income (loss)	$(47,515)	$2,517	$—	$(16,581)		$(61,579)

Net loss per share attributable to common stockholders:
Basic	$(1.63)					$(2.09)

Diluted	$(1.63)					$(2.09)

Weighted-average common shares outstanding:
Basic	29,107,267			320,998	(Q)	29,428,265
Diluted	29,107,267			320,998	(Q)	29,428,265

See accompanying notes to unaudited condensed pro forma combined financial information.

Unaudited Condensed Pro Forma Combined Statement of Operations

For the six months ended June 30, 2019

(In thousands, except share and per share data)

	Historical
	Everbridge	NC4	Pro Forma Adjustments	Notes	Combined
Revenue	$91,224	$9,215	$(85)	(O)	$100,354
Cost of revenue	28,720	2,765	1,268	(M)	32,753

Gross profit	62,504	6,450	(1,353)		67,601

Operating expenses:
Sales and marketing	42,086	1,442	(234)	(O)	43,294
Research and development	24,287	1,257	—		25,544
General and administrative	21,022	2,500	2,559	(M) (N)	26,081

Total operating expenses	87,395	5,199	2,325		94,919

Operating income (loss)	(24,891)	1,251	(3,678)		(27,318)

Other income (expense), net:
Interest and investment income	2,509	—	—		2,509
Interest expense	(3,289)	—	—		(3,289)
Other expenses, net	(94)	—	—		(94)

Total other expense, net	(874)	—	—		(874)

Income (loss) before income taxes	(25,765)	1,251	(3,678)		(28,192)
Provision for income taxes	(432)	(1)	—	(P)	(433)

Net income (loss)	$(26,197)	$1,250	$(3,678)		$(28,625)

Net loss per share attributable to common stockholders:
Basic	$(0.80)				$(0.87)

Diluted	$(0.80)				$(0.87)

Weighted-average common shares outstanding:
Basic	32,645,522		320,998	(Q)	32,966,520
Diluted	32,645,522		320,998	(Q)	32,966,520

See accompanying notes to unaudited condensed pro forma combined financial information.

Notes to the Unaudited Condensed Pro Forma Combined Financial Statements

1.    DESCRIPTION OF ACQUISITION

On August 1, 2019, Everbridge, Inc. (“Everbridge” or “the Company”) acquired all of the outstanding membership interest (the “Units”) of NC4 Inc. and on September 30, 2019 the Company acquired all of the outstanding membership interest of NC4 Public Sector (collectively “NC4”), pursuant to a Membership Interest Purchase Agreement, dated as of July 29, 2019 (the “Purchase Agreement”). The purchase price consisted of cash consideration of $51.7 million and issuance of 320,998 common stock shares which were determined to have a fair value of $32.9 million on the date of sale. A portion of the cash purchase price was deposited in a third party escrow account and is available for satisfaction of post-closing indemnification obligations. Any remaining portion of the escrow amount that is not subject to then pending claims will be paid on the 18-month anniversary of the acquisition date.

2    BASIS OF PRO FORMA PRESENTATION

The unaudited condensed pro forma combined financial information was prepared using the acquisition method of accounting, which is based on authoritative guidance for business combinations and fair value concepts. The unaudited condensed pro forma combined financial statements were prepared on the basis of accounting principles generally accepted in the United States of America (“GAAP”) utilizing the SEC’s guidance under Article 11 of Regulation S-X.

In accordance with the acquisition method of accounting for business combinations, the assets acquired and the liabilities assumed are recorded at their respective fair values and added to those of the Company. The excess purchase consideration over the fair values of assets acquired and liabilities assumed was recorded as goodwill. The total purchase price was allocated using information currently available to the Company.

Under the acquisition method, acquisition-related transaction costs (e.g., advisory, legal, valuation and other professional fees) are not included as consideration transferred but are accounted for as expense in the periods in which the costs are incurred. These costs are not presented in the unaudited condensed pro forma combined financial statements because they will not have a continuing impact on the combined results.

The unaudited condensed pro forma combined consolidated statement of operations reflect certain adjustments that are necessary to present fairly our unaudited condensed pro forma combined statement of operations. The pro forma adjustments give effect to events that are (1) directly attributable to the acquisition, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results, and are based on assumptions that management believes are reasonable given the best information currently available.

Acquisition Accounting Allocation

The following table summarizes the purchase price allocation of consideration transferred as if the acquisition had closed on June 30, 2019 (in thousands):

Preliminary purchase consideration	$84,560

Allocation of the purchase consideration:
Cash	$41
Other current assets	3,100
Property and equipment	75
Identifiable intangible assets	51,080
Goodwill	38,617
Other assets	262

Total assets acquired	93,175

Deferred revenue	7,123
Other current liabilities	1,153
Deferred revenue, noncurrent	339

Total liabilities assumed	8,615

Net assets acquired	$84,560

3.    PRO FORMA ADJUSTMENTS

The accompanying unaudited condensed pro forma combined financial statements reflect the following pro forma adjustments:

Unaudited Condensed Pro Forma Combined Balance Sheet

(A)

Certain reclassifications have been made to the historical presentation of NC4 to conform with the financial presentation of Everbridge, including: (i) adjustment to separately disclose Capitalized software development costs from Property and equipment and (ii) adjustment to separately disclose Accrued payroll and employee related liabilities from Accrued expenses.

(B)	Adjustment to reflect the payment of the cash portion of the consideration of $51.7 million and the issuance of shares to acquire NC4.

(C)	Adjustment to acquired net assets to reflect the fair value.

(D)	Adjustment to record the residual value of the consideration over the identifiable assets to Goodwill.

(E)	Adjustment to record the fair value of identifiable Intangible assets.

(F)	Adjustment to reflect the adoption of Accounting Standards Codification (“ASC”) 842, Leases, which was adopted by Everbridge on January 1, 2019.

(G)	No deferred tax asset or liability has been reflected for the pro forma adjustments due to the Company’s full valuation allowance.

(H)	Adjustment to reflect the fair value of Deferred revenue.

(I)	Adjustment to reflect the accrual and adjustment for estimated non-recurring costs directly attributable to the acquisition.

(J)	Represents the elimination of the historical equity of NC4 and the issuance of common stock (in thousands):

Issuance of 320,998 shares of common stock	$32,905
Less: historical NC4 stockholder’s deficit as of June 30, 2019	6,741
Less: transaction costs paid in connection with the acquisition	5

Pro forma adjustment to stockholders’ equity	$39,651

Unaudited Condensed Pro Forma Combined Statements of Operations

(K)

Certain reclassifications have been made to the historical presentation of NC4 to conform with the financial presentation of Everbridge, including adjustments to separately disclose Sales and marketing and Research and development expenses from General and administrative expenses.

(L)

Adjustment to reflect the adoption of ASC 606, Revenue Recognition, of deferred revenue recognized in the historical statement of operations of NC4 primarily related to amounts collected or incurred by NC4 at the beginning of a customer contract for upfront set-up fees which were not amortized over the longer of the contract life or the estimated customer life. Everbridge adopted ASC 606 on January 1, 2018. NC4’s adoption of ASC 606, which took place on January 1, 2019, is reflected within its unaudited interim financial statements filed within Exhibit 99.2.

(M)

Adjustment to record amortization expense of $2.5 million on developed technology and $12.7 million on the remaining identifiable intangible assets for the twelve months ended December 31, 2018 and $1.3 million on developed technology and $2.6 million the remaining identifiable intangible assets for the six months ended June 30, 2019, as if the acquisition had occurred on January 1, 2018. The weighted average useful life on the identifiable intangible assets acquired is approximately 5.51 years. The assets are amortized using the straight line method and are classified in cost of revenue and general and administrative expenses.

(N)	Adjustment to eliminate transaction costs incurred by the Company and NC4, as a result of the acquisition, primarily consisting of legal and advisory fees.

(O)

To reflect estimated amortization of the preliminary fair value adjustment for acquired deferred revenue of $1.9 million and the elimination of historical deferred commission assets calculated as if the acquisition had occurred on January 1, 2018. Deferred commissions were recast to reflect the adjustment related to the adoption of ASC 340-40, Other Assets and Deferred Costs - Contracts with Customers, to capitalize incremental costs incurred in obtaining contracts with customers. These costs consist primarily of commissions paid when contracts are signed.

(P)

No provision for income taxes has been reflected for the pro forma adjustments since any tax benefit recorded resulting from the pro forma pretax losses would be offset by a corresponding increase in the valuation allowance.

(Q)	The change in weighted average common shares outstanding as a result of the common shares issued as a result of the transaction.